EXHIBIT 99.2

Brooktrout, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information

On April 5, 2004, we completed our acquisition of the outstanding capital stock of SnowShore Networks, Inc. (“SnowShore”) pursuant to the terms of an Agreement and Plan of Merger entered into on March 25, 2004.  SnowShore, now our wholly owned subsidiary, is a provider of leading-edge voice over IP communications infrastructure products for the media server and media firewall markets.  Immediately after the closing of the acquisition, SnowShore had 19 employees.

The terms of our acquisition of SnowShore capital stock, including the purchase price, were the result of our arm’s-length negotiations with SnowShore.  We paid an aggregate purchase price of approximately $9 million in cash for the capital stock of SnowShore.  We paid the purchase price from our cash, and we have accounted for the acquisition as a purchase transaction.

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2004, and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003, give effect to the Company’s acquisition of SnowShore.  The acquisition has been accounted for using purchase accounting in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations.

The unaudited pro forma condensed consolidated balance sheet presents the financial position of the Company as if the acquisition of SnowShore had occurred on March 31, 2004.  The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 have been prepared as if the acquisition occurred on January 1, 2003.  The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 have been prepared as if the acquisition occurred on January 1, 2004.

These pro forma unaudited condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X.  The pro forma unaudited condensed consolidated financial statements are provided for informational purposes only and do not necessarily represent what our results of operations would have been had the acquisition occurred January 1, 2003 or January 1, 2004, or our financial position had the acquisition occurred March 31, 2004.  Certain pro forma balances are based on a preliminary evaluation of fair values of assets acquired and liabilities assumed.  The Company plans to complete its evaluation of fair values in 2004, and the results thereof may differ from the estimated fair values used to derive the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements also do not purport to project our financial position or results of operations at any future date or for any future period.

This information should be read in conjunction with our previously filed Current Report on Form 8-K, dated April 5, 2004; our Quarterly Report on Form 10-Q for the three months ended March 31, 2004; and the historical financial statements and accompanying notes of SnowShore included in this Amendment No. 1 to Current Report on Form 8-K/A.

Brooktrout, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2004

(in thousands, except share and per share data)

	Brooktrout	SnowShore	Pro Forma Adjustment		Pro Forma
Assets

Current assets:
Cash and cash equivalents	$28,724	$2,925	$(11,176	)(a)	$20,473
Marketable debt securities	29,723	—	—		29,723
Accounts receivable	9,874	352	(22	)(b)	10,204
Inventory	5,041	244	(74	)(b)	5,211
Income tax receivable	184	—	—		184
Deferred tax assets	3,661	—	—		3,661
Prepaid expenses and other current assets	1,979	88	—		2,067
Total current assets	79,186	3,609	(11,272)		71,523

Equipment, software and furniture, less accumulated depreciation	2,266	402	(236	)(b)	2,432
Deferred tax assets	9,413	—	5,345	(c)	14,758
Intangible assets, less accumulated amortization	5,606	—	848	(d)	6,454
Other assets, less accumulated amortization	2,177	—	—		2,177
Total assets	$98,648	$4,011	$(5,315)		$97,344

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$4,826	$196	$—		$5,022
Accrued expenses	4,797	236	145	(b)	5,178
Accrued compensation and commissions	2,398	250	88	(b)	2,736
Accrued warranty costs	1,161	10	13	(b)	1,184
Deferred revenue	—	248	—		248
Equipment line-of-credit and other	—	172	(172	)(e)	—
Customer deposits	812	—	—		812
Total current liabilities	13,994	1,112	74		15,180

Deferred rent and other	141	16	(16	)(e)	141
Total liabilities	14,135	1,128	58		15,321

Refundable exercise price of restricted common stock	—	15	(15	)(f)	—

Commitments and contingencies

Preferred stock, $1.00 par value; authorized 100,000 shares; issued and outstanding, none	—	—	—		—
Series A redeemable convertible preferred stock, $0.001 par value; authorized 10,208,452 shares; issued 10,178,452 shares (at liquidation value)	—	10,178	(10,178	)(f)	—
Series B redeemable convertible preferred stock, $0.001 par value; authorized 19,762,497 shares; issued 19,714,283 shares (at liquidation value)	—	27,600	(27,600	)(f)	—

Stockholders’ equity (deficit):
Common stock, $0.01 par value; authorized 40,000,000 shares; issued 13,308,957 shares	133	—	—		133
Common stock, $0.001 par value; authorized 47,000,000 shares; issued 7,106,536 shares	—	7	(7	)(f)	—
Additional paid-in capital	70,946	376	(376	)(f)	70,946
Accumulated other comprehensive loss	(44)	—	—		(44)
Notes receivable — officers	(9,845)	—	—		(9,845)
Retained earnings	27,124	(35,174)	35,174 (2,490	)(f) )(g)	24,634
Treasury stock, 260,629 shares, at cost	(3,801)	—	—		(3,801)
Treasury stock, 1,386,835 shares, at cost	—	(119)	119	(f)	—
Total stockholders’ equity (deficit)	84,513	(34,910)	32,420		82,023
Total liabilities and stockholders’ equity (deficit)	$98,648	$4,011	$(5,315)		$97,344

See notes to unaudited pro forma condensed consolidated balance sheets.

Brooktrout, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2004

The following footnotes correspond to the March 31, 2004 unaudited pro forma condensed consolidated balance sheet:

a)                                      To reflect the cash payments directly attributable to the acquisition consisting of:

(in thousands)
Purchase price, including acquisition-related costs	$9,200
Transaction expenses paid by SnowShore	1,976
$11,176

The Company acquired 100 percent of the capital stock of SnowShore in exchange for approximately $9.0 million in cash.  In addition, acquisition-related costs paid by the Company were approximately $0.2 million. Transaction costs paid by SnowShore at the time of the closing of approximately $2.0 million related primarily to employee severance and bonus payments, as well as professional services and the repayment of an equipment line of credit.

b)                                     To adjust the values of assets and liabilities acquired to their estimated fair value at March 31, 2004.

c)                                      To recognize deferred tax assets directly attributable to the acquisition consisting primarily of ShoreShore net operating loss carryforwards and future deductions for research and development expense capitalized for tax purposes.  These deferred tax assets were not realizable by SnowShore prior to the acquisition since ShowShore had no prior taxable income or likely future taxable income.

d)                                     To recognize identifiable intangible assets consisting of patents, completed technology, trademarks and customer lists. The purchase price has been allocated to the intangible assets acquired based upon a preliminary independent appraisal.  The Company plans to complete its evaluation of the fair value of the intangible assets in 2004, and the results thereof may differ from these estimated values. The preliminary appraisal of the fair value of the assets acquired and liabilities assumed exceeded the purchase price resulting in a pro rata reduction in identified non-current assets purchased. The pro rata reduction in identified non-current assets purchased has been reflected in the amounts presented in the table below. The following is a summary of the purchase price allocation:

(in thousands)
Cash paid	$9,000
Acquisition-related costs	200
Total purchase price	$9,200

Allocated to tangible assets acquired	$1,516
Allocated to liabilities assumed	(999)
Deferred tax assets	5,345
Purchased research and development	2,490
Intangible assets	848
Total	$9,200

The Company expects to record a one-time charge of approximately $2.5 million in the second quarter of 2004 for purchased in-process technology related to development projects that have not reached technological feasibility, have no alternative future use, and for which successful development is uncertain. This in-process technology charge has not been included in the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003.

e)                                      To recognize the repayment of the equipment line-of-credit and other.

f)                                        To eliminate the stockholders’ equity of SnowShore at March 31, 2004.

g)                                     To reflect an in-process technology charge of approximately $2.5 million.

Brooktrout, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2004

(in thousands, except per share data)

	Brooktrout	SnowShore	Pro Forma Adjustment		Pro Forma

Revenue	$18,693	$447	$—		$19,140
Costs and expenses:
Cost of product sold	5,968	267	(55 (5 21	)(a) )(b) (c)	6,196

Research and development	4,485	706	(63 (21	)(a) )(b)	5,107

Selling, general and administrative	8,118	818	(268 (27 14	)(a) )(b) (c)	8,655

In-process research and development	—	—	—	(d)	—

Total costs and expenses	18,571	1,791	(404)		19,958

Operating income (loss)	122	(1,344)	404		(818)

Other income, net	182	—	—		182

Income (loss) before income taxes	304	(1,344)	404		(636)

Income tax provision (benefit)	122	—	(377	)(e)	(255)

Net income (loss)	$182	$(1,344)	$781		$(381)

Net income (loss) per common share:
Net income (loss), basic	$0.01				$(0.03)
Net income (loss), diluted	$0.01				$(0.03)

Weighted average shares outstanding:
Basic	12,854				12,854
Diluted	14,305				12,854

See notes to unaudited pro forma condensed consolidated statements of operations.

Brooktrout, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

	Brooktrout	SnowShore	Pro Forma Adjustment		Pro Forma

Revenue	$74,656	$1,605	$—		$76,261
Costs and expenses:
Cost of product sold	26,380	1,395	(213 (28 80	)(a) )(b) (c)	27,614

Research and development	18,492	3,621	(255 (146	)(a) )(b)	21,712

Selling, general and administrative	29,883	3,073	(622 (129 44	)(a) )(b) (c)	32,249

In-process research and development	—	—	—	(d)	—

Total costs and expenses	74,755	8,089	(1,269)		81,575

Operating income (loss)	(99)	(6,484)	1,269		(5,314)

Other income (loss), net	1,319	(27)	—		1,292

Income (loss) before income taxes	1,220	(6,511)	1,269		(4,022)

Income tax provision (benefit)	665	—	(2,096	)(e)	(1,431)

Net income (loss)	$555	$(6,511)	$3,365		$(2,591)

Net income (loss) per common share:
Net income (loss), basic	$0.04				$(0.22)
Net income (loss), diluted	$0.04				$(0.22)

Weighted average shares outstanding:
Basic	12,353				12,353
Diluted	12,882				12,353

See notes to unaudited pro forma condensed consolidated statements of operations.

Brooktrout, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the three months ended March 31, 2004 and the year ended December 31, 2003

The following footnotes correspond to the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003:

a)              To reflect the reduction in certain salary and facility expenses due to the termination of specific SnowShore employees whose services were not required as a result of the acquisition and the cancellation of an office lease that occurred at or near the closing date of the acquisition.

b)             To reflect the decrease in depreciation expense related to the reduction of certain assets to their estimated fair value.

c)              To reflect the amortization of intangible assets acquired.  The allocation of purchase price to the fair value of the assets and liabilities acquired is preliminary and may change upon final determination.

d)             The Company expects to record a one-time charge of approximately $2.5 million in the second quarter of 2004 for purchased in-process technology related to development projects that have not reached technological feasibility, have no alternative future use, and for which successful development is uncertain. This in-process technology charge has not been included in the pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003.

e)              To reflect the income tax benefit of the pro forma adjustments along with the income tax benefit related to the pretax loss of SnowShore.